Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-185626) of SL Green Operating Partnership, L.P. and related Prospectus of our reports dated February 25, 2014, with respect to the consolidated financial statements and schedules of SL Green Operating Partnership, L.P., and the effectiveness of internal control over financial reporting of SL Green Operating Partnership, L.P., included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young LLP
New York, New York
February 25, 2014